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                                   Exhibit 2.3

                               Amendment to Bylaws
                                       of
                     MDU COMMUNICATIONS INTERNATIONAL, INC.

         Article V, Section 3 of the Bylaws was amended by adding the following paragraph thereto:

               The Corporation (and its transfer agent or registrar, if any) shall refuse to register any transfer of shares of stock, warrants or other securities issued by the Corporation not made in accordance with the provisions of Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to registration under the Securities Act, or pursuant to an available exemption from such registration.